EX 99.28(d)(14)

Investment Sub-Advisory Agreement

           This Agreement is effective this 10th day of September 2012, by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Dimensional Fund Advisors LP,  a Delaware limited liability partnership and registered investment adviser (“Sub-Adviser”).

           Whereas, Adviser is the investment manager for the Curian Variable Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

           Whereas, the Adviser represents that it has entered into an Investment Advisory and Management Agreement (“Management Agreement”) dated as of December 19, 2011, with amendments thereto, with the Trust; and

           Whereas, Adviser desires to retain Sub-Adviser as Adviser’s agent to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A hereto (the “Funds” or each a “Fund”).

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Appointment.  Subject to the approval of the Board of Trustees of the Trust (the “Board of Trustees”), Adviser represents and warrants that it has full legal power and authority to enter into this Agreement and to delegate investment advisory services, and hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement, and the appointment of Sub-Adviser hereunder is permitted by Trust’s and Adviser’s governing documents and has been duly authorized by all necessary corporate or other action.  Adviser represents that this Agreement has been duly authorized and will be binding upon Adviser.

Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Adviser designates one or more funds other than the Funds with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing.  If the Sub-Adviser is willing to render such services, the parties agree to execute an amended Schedule A of this Agreement, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement, all subject to the approval of the Board of Trustees.

2.
Delivery of Documents.  Adviser has furnished, or will furnish, to Sub-Adviser copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser’s services:

a)
the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on September 7, 2011, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust’s By-Laws and amendments thereto (together with the Declaration of Trust, the “Trust Documents”);

c)	resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”);

e)
the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

f)	the Trust’s most recent prospectus and Statement of Additional Information for the Funds (collectively called the “Prospectus”).

During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Fund, and Prospectus of each Fund, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing within ten business days (or such other period as may be mutually agreed) after receipt thereof.  The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients.  The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph.  The materials referenced in the first sentence of this paragraph will be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery, and any of such materials that impact the Sub-Adviser’s management of the Funds will not be deemed effective with respective to the Sub-Adviser until the Sub-Adviser’s approval thereof, which such approval shall not be unreasonably withheld.

3.
Management.  Subject always to the supervision of the Adviser and the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and shall have full investment authority and discretion for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities, and other property (including financial futures, options of any type, commodities and other derivative instruments), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund’s investment restrictions, policies and Prospectus.

The Sub-Adviser further shall have the authority to instruct the custodian as necessary to facilitate the completion of the Sub-Adviser’s investment decisions under this Agreement, including to: (a) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds, or deliver or pay for foreign property according to procedures commonly followed by U.S. registered investment companies in the relevant foreign country; and (b) deposit margin or collateral which shall include the transfer of money, securities, or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus; and (c) such other routine and customary actions to the extent necessary.

Adviser and/or the Fund’s custodian will handle legal proceedings, including class action and bankruptcy proceedings, relating to a Fund, and Sub-Adviser shall not have any obligations thereto. Without Adviser’s prior consent to each transaction, Sub-Adviser shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Fund’s name, to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (b) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (c) enter into agreements and execute, on behalf of the Fund, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA, LSTA, industry standard documentation, and the standard representations contained therein) as Sub-Adviser deems necessary or appropriate in connection with the Fund’s investment activities; and (d) acknowledge the receipt of brokers’ risk disclosures; and (e) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder.

In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of the Trust Documents, and the stated investment objectives, policies and restrictions of the Funds, which may be amended from time to time, provided that Sub-Adviser will be responsible for such monitoring and compliance of any amendments to the Trust Documents, investment objectives, policies, and restriction, only after Sub-Adviser’s receipt of such amendments from the Adviser.  Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds.  Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program, as reasonably requested by the Board of Trustees or the Adviser.  Sub-Adviser, solely with respect to the assets of the Funds that are under its management pursuant to this Agreement, shall take reasonable steps to comply with the diversification provisions of Section 851(b)(3) and Section 817(h) of the Internal Revenue Code of 1986, as amended (“IRC”), and the regulations thereunder, including, but not limited to, Treas. Reg. Section 1.817-5.

Adviser will not act in a manner that would result in Sub-Adviser failing to maintain the required diversification and if the failure to diversify is inadvertent, Adviser  shall in good faith follow the procedures specified in Treas. Reg. Section 1.817-5(a)(2) and Revenue Procedure 2008-41 (or its successor) to request relief from the Commissioner of Internal Revenue Service. In such an event, Sub-Adviser will provide reasonable cooperation to the Adviser in the Adviser’s preparation of any request for relief or closing agreement and, to the extent that Adviser is seeking indemnification under Section 11 hereof, no filings or agreements shall be made with the Commissioner of Internal Revenue Service without the prior written approval of Sub-Adviser.

The Sub-Adviser is expressly authorized to rely upon any and all instructions, directions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Trust whose names, titles and specimen signatures appear in Schedule C attached hereto.  The Adviser shall provide a Secretary Certificate, Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust.  The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser.  The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

The Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations.

In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, employ or associate with itself such entity, entities, person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement provided that the Sub-Adviser shall be responsible for any acts or omissions such affiliated or unaffiliated persons or parties to the extent Sub-Adviser would have been responsible under this Agreement.  Pursuant to this provision, the Sub-Adviser currently has arrangements with unaffiliated third parties for the provision to Sub-Adviser of certain administrative, middle office, and proxy voting services and with registered investment adviser affiliates to facilitate the execution of certain trades and make elections on certain corporate actions.

The Sub-Adviser further agrees that it:

a)	will use the same skill and care in providing such services as it uses in providing services to its other similar client mandates for which it has investment responsibilities;

b)
will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

c)
will report regularly to Adviser and to the Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser, or as reasonably requested by the Board of Trustees, and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, or at such times as reasonably requested by the Board of Trustees, in all cases with reasonable advance notice, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser or the Board of Trustees in writing;

d)
will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time and as agreed to by the Sub-Adviser, which such agreement shall not be unreasonably withheld;

e)
as a service provider to the Funds, will periodically provide information, including information about the Sub-Adviser’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act and provide such cooperation as may be reasonably requested by the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act;

f)	will prepare and maintain such books and records with respect to each Fund’s securities transactions in accordance with Section 7 herein;

g)	will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Funds subject to Sub-Adviser's supervision;

h)
will act upon reasonable instructions from Adviser not inconsistent with the Sub-Adviser’s fiduciary duties or a Fund’s investment objectives; however, in no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions, or requests given or made to the Sub-Adviser by the Adviser, subject to Section 10(a) under this Agreement;

i)	will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees or as required by law or requested by a regulator;

j)
will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or for other proposed not inconsistent with the Sub-Adviser’s fiduciary duties to the Funds, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser. Nothing in this provision will prevent disclosure of any information to the Sub-Adviser’s officers, directors, employees, outside attorneys or accountants;

k)
will have the sole authority and responsibility to exercise whatever powers the Adviser may possess with respect to any of its assets held in the Funds, including, but not limited to, the power to vote or refrain from voting proxies, provided that the Sub-Adviser has received the relevant proxy materials in a timely fashion, in accordance with the Sub-Adviser’s proxy voting policies and procedures, as amended from time to time, which shall be provided to the Trust and the Adviser, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, consistent with the Sub-Adviser’s fiduciary duties hereunder;  and may, at its discretion (subject to Sub-Adviser’s responsibility and liability under the terms of this Sub-Advisory Agreement), elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder; provided however, Adviser will, or will direct the Fund’s custodian to, send all proxy solicitation material and other related material, including interim reports, annual reports and other issuer mailings with respect to the Account, to Sub-Adviser or its agent;

l)
may vote and take all action, or refrain from voting or taking action, related to corporate reorganization matters (e.g., conversions, tender and exchange offers, mergers, stock splits, right offerings, recapitalizations, amendments, modifications or waivers or other rights or powers); provided however, that the Sub-Adviser has received the relevant corporate reorganization materials and information in a timely fashion and that Adviser will, or will direct the Fund’s custodian to, deliver such materials and information  to Sub-Adviser or its agent;

m)
may not consult with any other sub-adviser of the Trust, if any, or the sub-adviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Trust’s transactions in securities or other assets for any investment portfolio of the Trusts, including the Funds, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act, and except that such consultations are permitted between the current and successor sub-advisers of the Funds in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act;

n)
will provide reasonable assistance to the Adviser or the Trust’s custodian, as the case may be, in determining the value of any portfolio security; provided, such assistance shall be limited to providing pricing recommendations for a security in the form and in the manner that Sub-Adviser provides a recommendation for that security to other funds that it subadvises that are registered as investment companies under the 1940 Act.  In addition, the Sub-Adviser shall provide the Trust’s custodian on each business day with information relating to all transactions concerning each Fund’s assets under Sub-Adviser’s supervision, and shall provide Adviser with such information upon the reasonable request of the Adviser;

o)
to the extent that disclosure is permitted by applicable law, the SEC or direction provided by the staff of the SEC, will notify the Adviser and the Trust in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority.  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser’s ability to provide services hereunder that would make any written information that is material to the Sub-Adviser’s ability to provide hereunder and that was previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect; and

p)
promptly notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business including but not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and qualify that would materially impair its ability to perform its relevant duties for a Fund.

The Adviser and the Sub-Adviser each further agree that:

a)
that to the extent that the investments of the Fund, the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall fully comply with such requirements;

b)
 Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Fund, and with regard to all Funds for which it serves as Sub-Adviser; and

c)	Sub-Adviser shall cooperate by assisting the Adviser in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or then-current CFTC regulations.

4.
Custody of Assets.  Title to all investments shall be held in the name of the Funds, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Trust’s custodian bank, or its nominee.  All cash and the indicia of ownership of all other investments shall be held by the Trust’s custodian bank. Sub-Adviser shall not act as custodian of the assets held in the Funds and shall at no time have the right to physically possess the assets of the Funds or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Funds.  In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Funds.  All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.

5.
Brokerage.  The Sub-Adviser is responsible for decisions to buy and sell securities for each Fund, broker-dealer selection, and negotiation of brokerage commission rates.  Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Funds. Adviser shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities and instruments pursuant to this Agreement.   Sub-Adviser will provide copies of all such agreements to the Adviser upon the Adviser’s reasonable request.  It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution” consistent with applicable law and the Sub-Adviser’s relevant policies and procedures, as provided to the Board of Trustees.  Consistent with this policy, and when selecting a broker the Sub-Adviser will take relevant factors into consideration, including (as applicable), but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis.  Consistent with the Sub-Adviser’s relevant policies and procedures, as provided to the Board of Trustees, the Sub-Adviser shall have discretion to effect investment transactions for each Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause such Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).  Allocation of orders placed by the Sub-Adviser on behalf of a Fund to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations and the Sub-Adviser’s relevant policies and procedures.  The Sub-Adviser will submit reports on such allocations to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore.

6.
Expenses.  The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement.  Each Fund or the Adviser will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; transaction fees and expenses; costs relating to local administration of securities; and fees for any pricing services.  All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the applicable Fund or the Trust.

7.
Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request, copies of which may be retained by the Sub-Adviser.  Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act related to each Fund’s portfolio transactions and that are not maintained by a Fund’s custodian or other service provider.  The Adviser shall maintain all books and records not related to the Fund’s portfolio transactions.

8.
Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.  Expense caps or fee waivers for a Fund that may be agreed to by the Adviser, but not agreed to in writing by the Sub-Adviser, shall not cause a reduction in the amount of the payment to the Sub-Adviser.

The Sub-Adviser agrees that the fee rate paid to the Sub-Adviser pursuant to Schedule B hereto shall not be in excess of the fee rates charged by the Sub-Adviser to any other future, new U.S. registered investment company for which Sub-Adviser provided substantially similar sub-advisory services and that is of equivalent asset size and has a substantially similar investment objective, style and strategy as the Fund.

9.
Services to Others.  Adviser understands, and has advised the Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts.  Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments will be allocated in a manner reasonably believed by Sub-Adviser to be fair and equitable to each Fund or account over time and consistent with the Sub-Adviser’s relevant policies and procedures.  Sub-Adviser may group orders for a Fund with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it reasonably determines that investment decisions are appropriate for each participating account.  Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by a Fund.  Adviser recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size and the opportunities of the position that the participating Fund may obtain in a particular security.  In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable:  a) shareholder services or support functions, such as responding to shareholders’ questions about a Fund or its investments or strategies;  b) providing employees of the Sub-Adviser to serve as officers of a Fund; or  c) providing employees of the Sub-Adviser to serve as the Fund’s Chief Compliance Officer and associated staff.

10.	Limitation of Liability.

a)
Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Funds or their directors, officers, employees, agents or affiliates for any act, omission, error of judgment or mistake of law or for any loss suffered by the Funds, any shareholder of the Funds or the Adviser either in connection with the performance of Sub-Adviser's duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser's willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

b)
The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Funds or that a Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.  The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to a Fund in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

c)
The Sub-Adviser shall not be liable to the Adviser, the Funds or their shareholders, or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, directions, instructions or requests, whether oral or written, with respect to the Funds made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board, subject to (a) of this Section 10.

d)	Without limiting the generality of the foregoing, neither the Adviser nor the Sub-Adviser will be liable for any indirect, special, incidental or consequential damages.

11.
Indemnification.  Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates, employees, directors and officers), and Sub-Adviser further agrees to indemnify the Funds, against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that is the result of willful misfeasance or gross negligence on the part of the indemnifying party.

12.
Duration and Termination.  This Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, the initial term will continue in effect through December 31, 2013, if not terminated as to a Fund, this Agreement will continue in effect as to a Fund for successive periods of 12 months, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Sections 10 and 11 herein shall survive the termination of this Agreement.

13.	Representations and Agreements of the Adviser. Adviser acknowledges, represents and warrants that:

a)
If the Sub-Adviser is registered as a Commodity Trading Advisor under the CEA, the Adviser consents to the Sub-Advisor’s compliance with the alternative disclosure and recordkeeping standards available to exempt accounts under CFTC Rule 4.7 with respect to a Fund’s trading in commodity interests, provided that the Sub-Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request, confirming whether a Fund is a “qualified eligible person” as defined in Rule 4.7.

b)
If the Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to a Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule  4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).

c)
The Adviser hereby acknowledges that not less than forty-eight (48) hours before the date it has executed this Agreement, it received from the Sub-Adviser a copy of the Sub-Adviser’s most recent Form ADV, Part 1 as filed with the Securities and Exchange Commission and Part 2 as required by Rule 204-(3) of the Advisers Act.

d)
The assets in the Funds are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

e)
The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Funds or for the Adviser, and does not have access to all of the Funds’ books and records necessary to perform certain compliance testing.  To the extent that the Sub-Adviser has agreed to perform the services specified in Section 3 hereof in accordance with applicable law (including Section 851 of the IRC, the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees and the Adviser, and the Funds’ Prospectus, all in the form most recently provided to Sub-Adviser (collectively the “Charter Requirements”) the Sub-Adviser shall perform such services based upon its books and records with respect to the Funds, which comprise a portion of the Trust’s books and records, and upon written instructions received from the Funds, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such reasonable instructions provided by the Funds, the Adviser or the Trust’s administrator.  The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified Adviser or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

f)
The Adviser hereby represents that this Agreement does not violate any existing agreements between the Adviser and any other party, it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and the performance of the Adviser’s obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

g)	The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act.

14.
Obligations of Adviser.  The Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement:

a)	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

b)	A list of restricted securities for each Fund (including CUSIP, Sedol or other appropriate security identification);

c)	A copy of the current compliance procedures for each Fund; and

d)	A list of legal and compliance contacts.

The Adviser also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

15.
Confidential Treatment.  Except as otherwise provided in this Agreement, all information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders.  It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust.

16.
Entire Agreement; Amendment of this Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the Funds.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

17.
Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile to the other party at such address as designated herein.

a)	To Adviser:
Curian Capital LLC
7601 Technology Way
Denver, CO 80237
Attention: Michael Bell
E-mail: michael.bell@curian.com

b)	To Sub-Adviser:
Dimensional Fund Advisors LP
6300 Bee Cave Road
Building One
Austin, TX 78746
Attn: General Counsel

c)	To the Trust:
Curian Variable Series Trust
7601 Technology Way
Denver, CO 80237
Attention: Michael Bell
E-mail: michael.bell@curian.com

In accordance with the foregoing, Adviser hereby consents to receive Sub-Adviser’s Form ADV Part 2 and other Sub-Adviser Communications via e-mail to Adviser’s e-mail address set out above.  Although Adviser does not impose any additional charges for electronic delivery, Adviser may, of course, incur costs associated with Adviser’s electronic access, such as usage charges from Adviser’s Internet access providers.  Adviser may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by Adviser from time to time.

18.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

Sub-Adviser hereby consents to the use of the name “DFA” in the name of the Curian/DFA U.S. Micro Cap Fund and the use of its name in Fund disclosure documents, and to the extent required, necessary or advisable, in shareholder communications; provided however, Sub-Adviser may withdraw authorization for the use of its name in relation to the Curian/DFA U.S. Micro Cap Fund upon 60 days written notice. No party hereto, or any of their affiliates,  shall use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, derivatives or simulation thereof, of  any other party hereto, or any of their affiliates or any funds advised by a party or its affiliates, for any purpose, including in its  marketing materials, unless it first receives prior written approval of the relevant  party(ies), which approval shall not be unreasonably withhold or delayed so long as this Agreement is in effect. Upon termination of this Agreement or withdrawal of any such  approval, the parties shall immediately forthwith cease to use the name or any  trade name, trademark, trade device, service mark, or symbol, or any  abbreviation, contraction, or simulation thereof, of any other party except to the  extent that continued use is required by applicable laws, rules, and regulations.

The Sub-Adviser acknowledges and agrees that the names “Curian Variable Series Trust“ and Curian Capital, LLC, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, has the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names “Curian Variable Series Trust“, Curian Capital, LLC, and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties hereunder.  Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to “Curian Variable Series Trust“ and the Adviser, or the Funds or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Funds in the Sub-Adviser’s marketing material as long as such marketing material does not constitute "sales literature" or "advertising" for the Funds, as those terms are used in the rules, regulations and guidelines of the SEC and FINRA.

The name “Curian Variable Series Trust” and “Trustees of Curian Variable Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.  The obligations of the “Curian Variable Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives or agents of Trust personally, but bind only the assets of Trust, and persons dealing with the Funds must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against the Trust.

19.
Representations and Warranties of the Sub-Adviser.  The Sub-Adviser hereby represents that this Agreement does not violate any existing agreements between the Sub-Adviser and any other party, it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and the performance of the Sub-Adviser’s obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject.

The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and has provided to the Adviser a copy of its most recent Form ADV, Part 1 as filed with the Securities and Exchange Commission, as well as a copy of its current Part 2 of Form ADV.

The Sub-Adviser further represents that it has reviewed the initial, pre- and/or post effective amendment(s) to the Registration Statement for the Funds that have been provided to the Sub-Adviser and that have been filed with the Securities and Exchange Commission that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact necessary to make the statements contained therein not misleading.

20.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York.

21.
Counterpart Signatures.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

22.
Qualified Institutional Buyer Representations. Adviser represents that on the date of this Agreement the Fund is a “qualified institutional buyer” as that term is defined in Rule 144A of the Securities Act of 1933, as amended, and as such owns or invests on a discretionary basis at least $100 million (“QIB Amount”) in securities (valued at cost, except where the Fund reports its securities holdings on the basis of fair market value and no current information with respect to the cost of securities has been published) of issues that are not affiliated with the Fund.  Adviser agrees to furnish Sub-Adviser with such financial information as it may request to confirm the Fund’s status (or continuing status) as a qualified institutional buyer and to inform Sub-Adviser promptly if the Fund loses its status as a qualified institutional buyer because it no longer owns and invests the QIB Amount.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of this 5th day of July, 2012.

Curian Capital, LLC	Dimensional Fund Advisors LP

By: /s/ Michael A. Bell	By: /s/ Valerie A. Brown
Name: Michael A. Bell	Name: Valerie A. Brown
Title: President and Chief Executive Officer	Title: Vice President

List of Schedules

Schedule A                                Funds
Schedule B                                Compensation
Schedule C                                Designated Representatives

Schedule A
Dated September 10, 2012
 (Funds)

Curian/DFA U.S. Micro Cap Fund

Schedule B
Dated September 10, 2012
(Compensation)

Curian/DFA U.S. Micro Cap Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	0.55%
Over $100 Million	0.50%

Schedule C
Dated September 10, 2012
 (Designated Representatives of the Trust)

Name/Title *	Signature *

*See the attached List of Authorized Persons

L i s t  o f  A u t h o r i z e d  P e r s o n s
CURIAN VARIABLE SERIES TRUST

I, Susan S. Rhee, the Secretary of the Curian Variable Series Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), do hereby certify that: The following individuals have been duly authorized as Authorized Persons to give Instructions on behalf of the Trust and each Fund thereof and the specimen signatures set forth opposite their respective names are their true and correct signatures:

Name	Titles Jackson National Asset Management, LLC is referred to as “JNAM” herein below; Curian Capital, LLC is referred to as “Curian” herein below	Signature

Michael Bell	President and Chief Executive Officer, Curian; and President, and Chief Executive Officer (Principal Executive Officer) of the Trust	/s/ Michael Bell
Doug Bergandine	Manager of Financial Reporting, JNAM	/s/ Doug Bergandine
Eric Bjornson	Assistant Vice President of Operations, JNAM	/s/ Eric Bjornson
Karen Buiter	Vice President of Financial Reporting, JNAM; and Assistant Treasurer of the Trust	/s/ Karen Buiter
Garett Childs	Controller and Director of Corporate Finance, JNAM	/s/ Garett Childs
Kelly Crosser	Senior Compliance Analyst, Jackson National Life Insurance Company; and Assistant Secretary of the Trust	/s/ Kelly Crosser
James Ferrin	Vice President of Asset Management, Curian	/s/ James Ferrin
Steven Fredricks	Chief Compliance Officer, JNAM	/s/ Steven Fredricks
James Gilmore	Vice President, Investment Specialist, Curian	/s/ James Gilmore
James Grossman	Manager of Fund Accounting, JNAM	/s/ James Grossman
Daniel Koors	Senior Vice President and Chief Operating Officer, JNAM; and Treasurer, and Chief Financial Officer (Principal Financial Officer) of the Trust	/s/ Daniel Koors
Stephanie Kueppers	Director of Fund Accounting, JNAM	/s/ Stephanie Kueppers
Tracy McLaughlin	Project Manager, JNAM	/s/ Tracy McLaughlin
Gina Meyer	Manager of Fund Accounting, JNAM	/s/ Gina Meyer
Lynn Mouser	Director of Separate Accounts Transfer Agency, JNAM	/s/ Lynn Mouser
Mark Nerud	President and Chief Executive Officer, JNAM	/s/ Mark Nerud
Joseph O’Boyle	Chief Compliance Officer – Curian Funds; Chief Compliance Officer of the Trust	/s/ Joseph O'Boyle
Jay Oprins	Senior Vice President and Chief Financial Officer, JNAM; and Vice President of the Trust	/s/ Jay Oprins
Clint Pekrul	Assistant Vice President of Asset Management, Curian	/s/ Clint Pekrul
Michael Piszczek	Vice President of Tax, JNAM; and Vice President of the Trust	/s/ Michael Piszczek
Susan Rhee	Senior Vice President and General Counsel, JNAM; and Vice President, Chief Legal Officer and Secretary of the Trust	/s/ Susan Rhee
Chris Rosato	Senior Vice President of Strategic Development, Curian	/s/ Chris Rosato
Bryan Yates	Director of Corporate Actions, JNAM	/s/ Bryan Yates
Steve Young	Senior Vice President of Asset Management, Portfolio Manager, Curian	/s/ Steve Young

Curian Variable Series Trust

By: /s/ Susan S. Rhee
Name: Susan S. Rhee, Secretary
Approved by the Trust’s Board on 05-31-2012